SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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PRINCETON NATIONAL BANCORP, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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PROXY STATEMENT
PROPOSAL 1
PROPOSAL 2
PROPOSAL 3
SECURITY OWNERSHIP OF DIRECTORS, NOMINEES FOR DIRECTOR, MOST HIGHLY COMPENSATED EXECUTIVE OFFICERS AND ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

PROXY STATEMENT
March 29, 2010
     This Proxy Statement and the accompanying proxy are being furnished in connection with the solicitation of proxies by the Board of Directors of Princeton National Bancorp, Inc. (the “Company”) (NASDAQ: PNBC) from holders of the Company’s outstanding shares of common stock, par value $5.00 per share (the “Common Stock”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on April 27, 2010 at 10:00 a.m. at The Galleria Convention Center, 1659 North Main Street, Princeton, Illinois, or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting and in this Proxy Statement. The Company will bear the costs of soliciting proxies from its stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone or in person. This Proxy Statement and proxy are first being mailed to the Company’s stockholders on or about March 29, 2010.
Voting at the Annual Meeting
     The close of business on February 26, 2010 has been fixed as the record date for the determination of stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on that date, 3,306,369 shares of Common Stock were outstanding and are entitled to vote at the Annual Meeting.
     Each proxy that is properly voted, signed and received prior to the Annual Meeting will, unless such proxy has been revoked, be voted in accordance with the instructions on such proxy. If no instructions are indicated, proxies will be voted “FOR” the approval of the proposals described in this Proxy Statement and “FOR” the election of all nominees named in the Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment. Any stockholder has the right to revoke a proxy at any time prior to its exercise at the Annual Meeting. A proxy may be revoked by properly executing and submitting to the Company a later-dated proxy or by mailing written notice of revocation to Princeton National Bancorp, Inc., 606 South Main Street, Princeton, Illinois 61356, Attention: Lou Ann Birkey, Vice President — Investor Relations and Corporate Secretary. A stockholder may also revoke a proxy by appearing at the Annual Meeting and voting in person. Proxies are valid only for the meeting specified therein or any adjournment of such meeting.
     A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of Common Stock, represented in person or by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the judges of election appointed for the meeting. The judges will determine whether a quorum is present and, for purposes of determining the presence of a quorum, will treat abstentions as shares that are present and entitled to vote. Under certain circumstances, a broker or other nominee may have discretionary authority to vote shares of Common Stock, if instructions have not been received from the beneficial owner or other person entitled to vote. If a broker or other nominee indicates on the proxy that it does not have instructions or discretionary authority to vote certain shares of Common Stock on a particular matter (a “broker non-vote”), those shares will be considered as present for purposes of determining whether a quorum is present, but will not have the effect of votes for or against any proposal.
     Under Proposal 1, the four nominees for director who receive the greatest number of votes cast in person or by proxy at the Annual Meeting shall be elected directors of the Company.
     Under Proposal 2, the affirmative vote of a majority of the votes cast is needed to approve the advisory proposal on the compensation of the Company’s named Executive Officers.
     Under Proposal 3, the affirmative vote of a majority of the votes cast is needed for the ratification of the appointment of BKD, LLP as the Company’s independent auditors for 2010.
     Shares of Common Stock of the Company will be voted as specified. If no specification is made, shares will be voted FOR the nominees for director named below, for Proposals 2 and 3, and IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES as to any other matters which may properly come before the meeting.
PROPOSAL 1
ELECTION OF DIRECTORS
     The Company’s Board of Directors is currently comprised of thirteen directors who are divided into three classes. One class is elected each year for a three-year term. At the Annual Meeting, Directors Covert, Janko, Lee and Samet will be nominated to serve in Class III until the Annual Meeting of Stockholders to be held in 2013 and until their successors have been duly elected and qualified.
     All of the nominees are currently serving as directors of the Company. Each of the nominees has agreed to serve as a director, if elected, and the Company has no reason to believe that any nominee will be unable to serve. In the event of the refusal or inability of any nominee for director of the Company to serve as a director, the persons named in the accompanying form of proxy shall vote such proxies for such other person or persons as may be nominated as directors by the Board of Directors of the Company, unless the number of directors shall have been reduced by the Board.
     All of the nominees and directors continuing in office also served on the Board of Directors of the Company’s wholly-owned subsidiary, Citizens First National Bank (“Citizens Bank”) during 2009, except for Directors Ernat, Lee and Janko. Director Ernat was appointed to the subsidiary bank’s Board of Directors effective January 19, 2010. Director Fanning was appointed to both the Company and the subsidiary bank’s Boards of Directors effective February 2, 2010.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE FOUR NOMINEES LISTED ON THE NEXT PAGE:

Name and Age at	Position, Principal Occupation, Business Experience and
December 31, 2009	Directorship
Class III Directors — Nominees for Three-Year Terms Expiring in 2013

Sharon L. Covert, 66	Director since 2001. Secretary/Treasurer of Covert Farms, Inc., a farming operation. Ms. Covert was chosen as a Director due to her knowledge of agricultural sector and her involvement in the local and state level. She represents the Princeton/Illinois Valley region of the Company.

Mark Janko, 54	Director since 2002. Owner and President of Janko Realty and Development, a real estate development company. Mr. Janko was chosen as a Director due to his knowledge of the real estate sector. He represents the Princeton/Illinois Valley region of the Company.

Willard Lee, 80	Director since 2005. Retired President of Somonauk FSB Bancorp, Inc. and Farmers State Bank. Mr. Lee was chosen as a Director due to his past banking experience as President & C.E.O. and a Director of one of the companies acquired. He represents the Central region of the Company.

Stephen W. Samet, 65	Director since 1986. President and General Manager of WZOE, Inc., a commercial radio broadcasting company. A member of the Company’s Audit and Executive Committees. Mr. Samet was chosen as a Director due to his knowledge of the media sector. He represents the Princeton/Illinois Valley region of the Company.

Class III Director — Term Expires in 2010

Daryl Becker, 72	Director since 2002. Owner of Beck Oil Company. A member of the Company’s Audit Committee. Mr. Becker was chosen as a Director due to his business knowledge. He represents the Princeton/Illinois Valley region of the Company. Effective upon the completion of his three year term at the 2010 annual meeting, Director Daryl Becker will retire from the boards of directors of the Company and the Subsidiary Bank and will not stand for re-election at the 2010 annual meeting.

Class I Directors — Terms Expire in 2011

Donald E. Grubb, 69	Director since 1991. President of Grubb Farms, Inc., a farming operation. A member of the Company’s Audit and Executive Committees. Mr. Grubb was chosen as a Director due to his knowledge of the agricultural sector. He represents the Princeton/Illinois Valley Region of the Company. Effective April 9, 2010, Director Donald E. Grubb will retire from the boards of directors of the Company and the Subsidiary Bank.

Name and Age at	Position, Principal Occupation, Business Experience and
December 31, 2009	Directorship
Ervin I. Pietsch, 68	Director since 1994. Retired Vice President of Ideal Industries, Inc., a manufacturer of electrical test equipment. Mr. Pietsch was chosen as a Director due to his knowledge of the industrial sector. He represents the Northern region of the Company.

Craig O. Wesner, 68	Director since 1997. Retired General Manager of Ag View FS, Inc., a farm supply cooperative. A member of the Company’s Executive Committee. Mr. Wesner was chosen as a Director due to his business knowledge and past experience in the agricultural sector as General Manager of Ag View FS, Inc. He represents the Princeton/Illinois Valley region of the Company.

Class II Directors — Terms Expire in 2012

Gretta E. Bieber, 57	Appointed to the Board January 26, 2009. Attorney with Alshuler, Simantz & Hem LLC. Director of Citizens First National Bank since 2005. Ms. Bieber was chosen as a Director due to her legal expertise and experience as a Director of one of the companies acquired. She represents the Eastern Region of the Company.

Gary C. Bruce, 57	Director since 2001. Owner of Bruce Jewelers. A member of the Company’s Audit Committee. Mr. Bruce was chosen as a Director due to his expertise in the retail sector. He represents the Princeton/Illinois Valley region of the Company.

John R. Ernat, 61	Director since 1994. Partner in I. Ernat & Sons, a farming operation. Mr. Ernat was chosen as a Director due to his background in the agricultural sector. He represents the Princeton/Illinois Valley region of the Company.

Todd D. Fanning, 47	Appointed to the Board February 2, 2010. Executive Vice President & Chief Operating Officer/Chief Financial Officer of Citizens First National Bank and Princeton National Bancorp, Inc. since February 2, 2010. He has been with the Company since December 1990.

Thomas D. Ogaard, 53	Appointed to the Board September 25, 2009. A member of the Company’s Executive Committee. President & Chief Executive Officer of Citizens First National Bank and Princeton National Bancorp, Inc. since February 2, 2010. He has been with the Company since August 2009.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
     On February 17, 2009, the President signed into law the American Recovery and Reinvestment Act of 2009. Among other things, the broad sweeping legislation requires that “TARP recipients during the period in which any obligation arising from financial assistance provided under the TARP remains outstanding shall permit a separate [nonbinding] shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Commission.” The nonbinding vote is required annually at each annual or other meeting of shareholders during the period that any obligation arising from financial assistance provided under the TARP Capital Purchase Program remains outstanding.
     On January 23, 2009, the Company completed the sale of $25.1 million of preferred stock and a warrant to purchase up to 155,025 shares of the Company’s common stock to the U.S. Treasury under the TARP Capital Purchase Program. As a result, the Company is submitting this nonbinding proposal for consideration by shareholders in compliance with Section 7001 of the American Recovery and Reinvestment Act of 2009.
     This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:
“Resolved, that the shareholders approve the executive compensation of the Company, as described in the “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”
     Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE EXECUTIVE COMPENSATION OF THE COMPANY, AS DESCRIBED IN THE “COMPENSATION DISCUSSION AND ANALYSIS”, AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE) IN THIS PROXY STATEMENT.
PROPOSAL 3
RATIFICATION OF ACCOUNTANTS
     The Audit Committee of the Board of Directors has selected BKD, LLP to serve as our independent auditors for the year 2010. The Board of Directors is asking the stockholders to ratify the appointment of BKD, LLP.
     In the event our shareholders fail to ratify the selection of BKD, LLP, the Audit Committee will consider it as a direction to select other auditors for the subsequent year. Representatives of BKD, LLP will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.
     The affirmative vote of a majority of votes cast on this proposal is required for approval of this proposal.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE APPOINTMENT OF BKD, LLP AS OUR INDEPENDENT AUDITORS FOR THE YEAR 2010.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES FOR DIRECTOR,
MOST HIGHLY COMPENSATED EXECUTIVE OFFICERS AND ALL DIRECTORS AND EXECUTIVE
OFFICERS AS A GROUP
     The number and percentage of shares of Common Stock beneficially owned as of February 26, 2010 are listed below for each executive officer and director of the Company. Except as set forth below, the nature of each director’s beneficial ownership is sole voting and investment power.

	Amount and Nature		Percent of
	of Beneficial Ownership		Common Stock
Daryl Becker	20,124	[1]	*
Gretta E. Bieber	7,410	[2]	*
Gary C. Bruce	18,501	[3]	*
Sharon L. Covert	18,086	[4]	*
John R. Ernat	28,336	[5]	*
Todd D. Fanning	9,858	[6]	*
Donald E. Grubb	33,855	[7]	1.02%
Mark Janko	20,375	[8]	*
Willard Lee	11,594	[9]	*
Thomas D. Ogaard	200		*
Ervin I. Pietsch	37,128	[10]	1.12%
Stephen W. Samet	30,076	[11]	*
Craig O. Wesner	32,295	[12]	*

*	Less than 1%
All directors and executive officers (16 persons) of the Company and/or Citizens Bank, as a group, beneficially own 329,966 shares of Common Stock, or 9.98% of the outstanding Common Stock.

[1]	Includes 5,075 shares held by his wife; and 10,001 exercisable stock options.

[2]	Includes 6,668 exercisable stock options.

[3]	Includes 13,501 exercisable stock options.

[4]	Includes 526 shares held by her husband; and 10,001 exercisable stock options.

[5]	Includes 300 shares held by his wife; and 10,501 exercisable stock options.

[6]	Includes 7,734 exercisable stock options.

[7]	Includes 2,421 shares held by his wife; and 10,287 exercisable stock options.

[8]	Includes 12,001 exercisable stock options.

[9]	Includes 2,392 shares held by his wife’s trust; and 6,001 exercisable stock options.

[10]	Includes 14,501 exercisable stock options.

[11]	Includes 450 shares held jointly with his wife; 364 shares held by his wife; and 13,501 exercisable stock options.

[12]	Includes 934 shares held by his wife; and 14,501 exercisable stock options.

Board Leadership Structure & Oversight of Risk
     We are focused on the Company’s corporate governance practices and value independent board oversight as an essential component of strong corporate performance to enhance stockholder value. Our commitment to independent oversight is demonstrated by the fact that all of our directors, except our chief executive officer and chief operating officer, are independent. In addition, all of the members of the Board of Directors’ Audit, Compensation and Nominating Committees are independent.
     Our Board of Directors believes that it is preferable for one of our independent directors to serve as chairman of the board. The person our board elected as chairman, Craig O. Wesner, has been a Director since 1997 and is a long-time resident of our primary market area. We believe it is the CEO’s responsibility to run the Company and the chairman’s responsibility to run the board. As directors continue to have more oversight responsibility than ever before, we believe it is beneficial to have an independent chairman whose sole role is leading the Board of Directors. In making its decision to have an independent chairman, the Board of Directors considered the amount of time that the CEO has to devote in the current economic environment. By having another director serve as chairman of the Board of Directors, the CEO will be able to focus his entire energy on running the Company. This will also ensure there is no duplication of efforts between the CEO and the chairman. We believe this structure provides strong leadership for the board, while also positioning the CEO as the leader of the Company in the eyes of our customers, employees and other stakeholders.
     Our Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board of Directors. The Audit Committee focuses on financial reporting risk and oversight of the internal audit process. It receives reports from the Risk Management Officer regarding the Company’s assessment of risks and the adequacy and effectiveness of internal control systems, as well as reviewing credit and market risk (including liquidity and interest rate risk, and operational risk (including compliance and legal risk). Strategic and reputation risk are also regularly considered by this committee. The Risk Management Officer reports directly to the Audit Committee and meets with them on a quarterly basis to discuss any potential risk or control issues. The Audit Committee reports regularly to the full Board of Directors, which also considers the Company’s entire risk profile. The full Board of Directors focuses on the most significant risks facing the Company and the Company’s general risk management strategy and also ensures that risks undertaken by the Company are consistent with the Board of Directors’ desired risk level. While the Board of Directors oversees the Company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.
     We recognize that different board leadership structures may be appropriate for companies in different situations. We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the Company’s needs.
Board of Directors’ Meetings and Committees
     The Board of Directors held nine meetings during 2009. The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee and an ad hoc Nominating Committee. Each director of the Company attended at least 75% of the meetings of the Board of Directors and the Committees on which he or she served. The Board of Directors has determined that Becker, Bieber, Bruce, Covert, Ernat, Grubb, Janko, Lee, Pietsch, Samet and Wesner are independent as independence is defined in the NASDAQ’s listing standards, as those standards have been modified or supplemented.

Executive Committee
     The Executive Committee is authorized, to the extent permitted by law, to act on behalf of the Board of Directors of the Company in the interim between meetings of the Board. Directors Grubb, Ogaard, Samet and Wesner are members of the Executive Committee. The Committee did not meet in 2009.
Audit Committee
     The Audit Committee has the responsibility of reviewing the scope of internal and external audit procedures and reviewing the results of internal and external audits conducted with respect to the Company and Citizens Bank and periodically reporting such results to the Board of Directors. Directors Becker, Bruce, Grubb and Samet are members of the Audit Committee. The Committee met nine times during 2009.
Nominating Committee
     The Board of Directors has an ad hoc Nominating Committee. The Nominating Committee identifies individuals to become board members and selects, or recommends for the Board’s selection, director nominees to be presented for stockholder approval at the annual meeting of stockholders or to fill any vacancies. While the Committee considers diversity when nominating a director, there is no formal Diversity Policy established. Directors Becker, Grubb, Samet, and Wesner were members of the ad hoc Nominating Committee. The Nominating Committee met two times during 2009.
     The Board of Directors has adopted a written charter for the Nominating Committee, a copy of which is available on our website at http://www.pnbc-inc.com. When formed, it is anticipated that each of the members of the Nominating Committee will be independent as independence is defined in NASDAQ’s listing standards, as those standards have been modified or supplemented.
     The Nominating Committee’s policy is to consider director candidates recommended by stockholders. Such recommendations must be made pursuant to timely notice in writing to:
Princeton National Bancorp, Inc.
606 South Main Street
Princeton, Illinois 61356
Attention: Chairman
     The Nominating Committee has not established specific, minimum qualifications for recommended nominees or specific qualities or skills for one or more of the directors to possess. The Nominating Committee will use a subjective process for identifying and evaluating nominees for director, based on the information available to, and the subjective judgments of, the members of the Nominating Committee, and the Company’s then current needs. Although the Committee does not believe there would be any difference in the manner in which it evaluates nominees based on whether the nominee is recommended by a stockholder, historically, nominees have been existing directors or business associates of our directors or officers.
Compensation Committee
     The Company has a joint Compensation Committee of the Board of Directors with Citizens Bank. The Executive Officers of the Company are also Executive Officers of Citizens

Bank and, as a result, they receive compensation only from Citizens Bank for services to the Company and Citizens Bank. During 2009, the Directors’ Personnel Policy and Salary Committee (the “Committee”) established the compensation procedures and policies for the Company and Citizens Bank. The Committee is empowered to review and approve the annual compensation and compensation procedures for the Company’s Executive Officers, which consist of the President & Chief Executive Officer, Executive Vice President and Executive Vice President & Chief Operating Officer/Chief Financial Officer/Treasurer. The Committee relies on recommendations of the President & Chief Executive Officer with respect to the Company’s senior officers other than himself. The Company does not customarily utilize compensation consultants. The Committee met seventeen times in 2009.
     The Board of Directors has adopted a written charter for the Committee, a copy of which is available on the Company’s website at http://www.pnbc-inc.com.
Citizens Bank Board of Directors
     The Board of Directors of Citizens Bank held twelve meetings during 2009. The Board of Directors of Citizens Bank has Auditing & Accounting; Fiduciary Services Auditing & Accounting; Loan; Fiduciary Services; Marketing & Sales Management; CRA & Compliance; Personnel Policy & Salary; Executive; and Funds Management Committees. The Committees collectively held a total of sixty-five meetings during 2009. Each director of Citizens Bank attended at least 75% of the meetings of the Board of Directors and the Committees on which he or she served.
Code of Ethics
     The Company has adopted a Code of Ethics that applies to all of the employees, officers and directors, including the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics contains written standards that the Company believes are reasonably designed to deter wrongdoing and to promote:
•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications the Company makes;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the Code to an appropriate person or persons named in the Code; and

•	Accountability for adherence to the Code.
     This Code of Ethics is included each year as Exhibit 14 to our Annual Report on Form 10-K and is available on our website at http://www.pnbc-inc.com. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and that relates to any element of the Code definition enumerated in Securities and Exchange Commission, Regulation S-K, Item 406(b) by posting such information on our website at http://www.pnbc-inc.com within four business days following the date of the amendment or waiver.

Stockholder Communications with the Board
     The Board of Directors has a process for stockholders to send communications to the Board of Directors or its Audit Committee, including complaints regarding accounting, internal accounting controls or auditing matters. Communications may be sent to the Board of Directors, its Audit Committee or specific directors by regular mail to the attention of the Board of Directors, its Audit Committee or specific directors at the principal executive office at 606 South Main Street, Princeton, Illinois 61356. All of these communications will be reviewed by our Corporate Secretary (1) to filter out communications that our Corporate Secretary deems are not appropriate for our directors, such as “spam” and communications offering to buy or sell products or services, and (2) to sort and relay the remainder to the appropriate directors. We encourage all of our directors to attend the Annual Meeting of Stockholders, if possible. All of our directors attended last year’s Annual Meeting of Stockholders.
Compensation of Directors
     Each director of the Company who is not also an employee of the Company or an employee or director of Citizens Bank received a $250 fee for each Board meeting attended and a $3,000 retainer. Each director of the Company who is also a director of Citizens Bank and who is not an employee of the Company or Citizens Bank received a $100 fee for each Board meeting of the Company attended in 2009. Each director of the Company, other than Directors Ernat, Janko and Lee, was also a director of Citizens Bank during 2009. In addition, in 2009, each non-employee director of the Company was awarded a grant of 2,000 stock options under the Princeton National Bancorp, Inc. Stock Option Plans. The options vest over three years at a rate of one-third per year, have an exercise price of $10.91 (the average of the low and high price on grant date) and expire on December 31, 2019.
     During 2009, each director of Citizens Bank who is not also an employee was paid a retainer ($18,000 per annum) plus a fee for each Board and Committee meeting attended. Each director of Citizens Bank who is not also an employee, other than the Chairman of the Board, received a $100 fee for each Citizens Bank Board meeting and a $100 fee for each Committee meeting attended in 2009. The Chairman of the Board of Citizens Bank received a $200 fee for each Board meeting attended and a $150 fee for each Committee meeting attended in 2009. The Chairman of the Audit Committee received a $150 fee for each Audit Committee meeting attended in 2009.
PNBC/CFNB Director Compensation

	Fees Earned or
	Paid in	Option
	Cash	Awards	Total
Name	($)	($)[1]	($)
(a)	(b)	(c)	(d)
Daryl Becker	$24,150	$21,820	$45,970
Gary C. Bruce	$21,000	$21,820	$42,820
Sharon L. Covert	$20,600	$21,820	$42,420
John R. Ernat	$5,250	$21,820	$27,070
Donald E. Grubb	$21,900	$21,820	$43,720
Mark Janko	$5,250	$21,820	$27,070
Willard Lee	$5,250	$21,820	$27,070
Gretta E. Bieber	$19,900	$21,820	$41,720
Ervin I. Pietsch	$20,100	$21,820	$41,920
Stephen W. Samet	$24,100	$21,820	$45,920
Craig O. Wesner	$27,900	$21,820	$49,720

[1]	Represents the grant date fair value of 2009 option awards.
Compensation Discussion and Analysis
Objectives of Compensation Program
     The primary objective of the compensation program is to attract and retain qualified, energetic staff members who are enthusiastic about the Company’s mission and culture. A further objective is to provide incentives and reward staff members for their contribution to the Company. Also, the compensation program is designed to align management’s compensation with the long-term interests of stockholders.

Base Salary
     Each Executive Officer’s current and prior compensation is considered in setting future compensation. In addition, the Compensation Committee considers the job performance of the Executive Officers and the average salaries, as published by Crowe Horwath of all of those persons holding comparable positions at comparably-sized bank holding companies and banks, as the case may be, in determining each Executive Officer’s base salary. The base salaries of the Executive Officers are targeted at the average base salary levels of Crowe Horwath 3rd quartile of the comparative compensation group.
     Stock price performance has not been a factor in determining annual compensation, because the price of the Company’s stock is subject to a variety of factors outside of our control. There is not an exact formula for allocating between cash and non-cash compensation. Compensation is generally paid as earned.
     Annual Executive Officer compensation consists of a base salary component and an incentive component. It is the Committee’s intention to set total executive cash compensation at an attractive, competitive level to retain a strong, motivated leadership team. The incentive plan is included as part of compensation to align the financial incentives with the interests of the stockholders.
Incentives
     The compensation program is designed to reward staff members for their contribution to the Company. Variable compensation is awarded to the Executive Officers based on the performance of the Company and Citizens Bank to maximize achievement of the key corporate strategies/objectives and annual business plan of Citizens Bank. In measuring the Executive Officers’ contributions, the Committee considers numerous factors including the Company’s growth, financial performance and the achievement of key measurement factors established and approved by the Committee. Those measurement factors for 2009 included net income, efficiency ratio, asset growth and individual management-by-objective measures (MBOs). These measurement factors were chosen because of their direct correlation with the interests of stockholders.
     The achievements accomplished determine the percentage payout. In determining the level of payout for the measurement factors, the current year’s budget is used, as well as a target goal and a target plus goal. Depending on the level of goals achieved, the minimum award level is 0% and the maximum level is 35%. A scale is attached to each level indicating the percentage of the payout based on the achieved results. The award for each measurement factor is multiplied by the percentage of weighting in each Officer’s individual MBOs.
     Due to the sale of $25.1 million of preferred stock and a warrant to purchase up to 155,025 shares of the Company’s common stock to the U.S. Treasury under the TARP Capital Purchase Program, the Executive Officers were not eligible to participate in the incentive compensation plan in 2009.
Equity Compensation
     All Directors and employees of Citizens Bank are eligible for awards under the 2003 Stock Option Plan and the 2007 Stock Compensation Plan in the form of stock option grants and, in the case of the 2007 plan, restricted stock awards. Beginning in 2006, the accounting treatment for stock options changed as a result of the accounting standards pursuant to ASC 718. The original Stock Option Plan was approved by the stockholders of the Company in 1998, the 2003 Stock Option Plan was approved by the stockholders in 2003 and the 2007 Stock Compensation Plan was approved by stockholders in 2007. In the opinion of the Committee and the Board of Directors, the Company’s stock compensation plans promote the alignment of management and stockholder interests and result in Executive Officers of the Company being sufficient stockholders to encourage long-term performance and Company growth. The number of stock option grants and restricted stock awards made to each Executive Officer are determined on a discretionary basis, rather than formula basis, by the Committee.

     With respect to options granted in 1999 through 2005, each option period is for ten (10) years and granted options are fully-vested. The 2009 grants were awarded as of December 31, 2009. With respect to options granted in 2006 thru 2009, each option period is for ten (10) years and granted options become vested over a three-year period.
     Due to the sale of $25.1 million of preferred stock and a warrant to purchase up to 155,025 shares of the Company’s common stock to the U.S. Treasury under the TARP Capital Purchase Program, the Executive Officers were not eligible to receive stock option awards in 2009. In lieu of stock option awards, the Company granted restricted stock awards to certain executives, including each Executive Officer. These awards were granted on March 15, 2010. Pursuant to the terms of the awards, recipients of the awards become vested in the shares of the Company stock subject to the awards over a 3 year period. Notwithstanding the general vesting schedule applicable to the restricted stock awards, during the period that any portion of the funds of the Company received under the TARP Capital Purchase Program has not been repaid, no shares of restricted stock shall become vested within two years from the date of the award and vesting will only occur in 25% increments based on the Company’s repayment of a corresponding percentage of TARP funds.
Retirement Plans
     Citizens Bank maintains a 401(k) & Profit Sharing Plan. Citizens Bank will match 100% of salary reduction contributions up to 3% of compensation, plus 50% of salary reduction contributions in excess of 3%, but not to exceed 5%. Citizens Bank may also contribute a discretionary contribution to the Profit Sharing Plan on an annual basis. The calculation used to determine whether a contribution will be made is based on net income results of Citizens Bank.
Employment Agreements
     Thomas D. Ogaard has an employment agreement with the Company, effective February 2, 2010, which provides for his full-time employment as President and CEO at a base compensation of $300,000 per year, or such increased amount as the Board of Directors of Citizens Bank may determine, plus fringe and health and welfare benefits. His term of employment is continuously extended so as to have a remaining term of one year, unless terminated sooner as a result of good cause or for good reason (see discussion below). The agreement also provides that Mr. Ogaard shall be eligible to participate in any incentive plans that the Company establishes for its executives.
     Mr. Miller has an employment agreement with the Company, effective December 15, 2008, which provides for his full-time employment in his present capacity at a base compensation of $179,192 per year, or such increased amount as the Board of Directors of Citizens Bank may determine, plus fringe and health and welfare benefits. His term of employment is continuously extended so as to have a remaining term of eighteen months, unless terminated sooner as a result of good cause or for good reason (see discussion below). The agreement also provides that Mr. Miller shall be eligible to participate in any incentive plans that the Company establishes for its executives.
     Effective February 2, 2010, Tony J. Sorcic, who served as President and CEO of the Company through February 1, 2010, has entered into a consulting agreement with the Company pursuant to which he will provide consulting services to the Company to assist in the transition of responsibilities to Mr. Ogaard. Pursuant to the consulting agreement the Company shall pay Mr. Sorcic $10,000 per month for consulting services through July 31, 2010. Either the Company or Mr. Sorcic may terminate the Agreement upon giving the other party 30 days notice. The Agreement will also terminate upon the earliest to occur of Mr. Sorcic’s death, disability or retirement or the termination of Mr. Sorcic’s services for cause. For purposes of the Agreement, “cause” shall be deemed to exist if Mr. Sorcic (1) engages in act(s) or omission(s) constituting dishonesty, willful misconduct, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance, in each case that results in substantial harm to the business or property of the Company; (2) is convicted of a felony; or (3) substantially non-performs his assigned duties for a period of thirty days after the Company has given written notice to Consultant of such non-performance and its intention to terminate this Agreement because of such non-performance.
     Descriptions of any potential post-termination payments are disclosed in the section titled Other Potential Post-Employment Payments.

EXECUTIVE COMPENSATION
Summary
     The following table summarizes compensation for services to the Company and Citizens Bank for the years ended December 31, 2009, 2008 and 2007 paid to, or earned by, the President & Chief Executive Officer and Senior Vice President & Chief Financial Officer/Treasurer and the top three other Executive Officers of the Company and/or Citizens Bank whose salary and bonus exceeded $100,000 for the year ended December 31, 2009:
Summary Compensation Table

					Option	Non-Equity	All Other
		Salary	Bonus	Stock Awards	Awards	Incentive Plan	Compensation
Name and Principal Position	Year	($)[1]	($)[2]	($)[3]	($)[4]	Compensation	($) [5]	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Tony J. Sorcic	2009	$368,407	$0	—	$0	—	$12,915	$381,322
President and Chief	2008	$319,455	$109,731	—	$451,400	—	$18,076	$898,662
Executive Officer	2007	$304,233	$74,559	—	$496,800	—	$17,020	$892,612
James B. Miller	2009	$198,610	$0	$4,970	$0	—	$12,355	$215,935
Executive Vice President	2008	$173,239	$62,710	—	$112,850	—	$14,678	$363,477
	2007	$160,900	$35,130	—	$74,520	—	$12,638	$283,188
Todd D. Fanning	2009	$171,037	$0	$4,970	$0	—	$9,507	$185,514
Senior Vice President	2008	$137,825	$49,613	—	$45,140	—	$11,703	$244,281
& CFO/Treasurer	2007	$132,595	$34,784	—	$49,680	—	$10,154	$227,213
Patrick B. Murray	2009	$165,323	$0	$4,970	$0	—	$9,219	$179,512
Senior Vice President — Citizens	2008	$142,494	$41,340	—	$45,140	—	$11,822	$240,796
Financial Advisors	2007	$144,212	$32,461	—	$49,680	—	$11,083	$237,436
Jacqualyn L. Karlosky	2009	$124,920	$0	$4,970	$0	—	$7,719	$137,609
Senior Vice President	2008	$99,388	$26,986	—	$45,140	—	$10,021	$181,535
— Consumer Banking	2007	$93,901	$21,735	—	$49,680	—	$8,133	$173,449

[1]	$25,000 of deferred compensation is included in the salary amount in column c which is also shown in column b of the Non-Qualified Deferred Compensation table and does not represent additional compensation.

[2]	The Executive Officer may earn a performance incentive based on key results achieved during the year (see page 8). In compliance with the U.S. Treasury TARP Capital Purchase Program there were no incentives received in 2009.

[3]	Represents the grant date fair value on the date of grant. Please refer to note 15 to our Financial Statements for additional information on our Stock Compensation Plans.

[4]	Represents the grant date fair value of 2008 and 2007 awards. In compliance with the U.S. Treasury TARP Capital Purchase Program there were no options granted in 2009. Please refer to note 15 to our Financial Statements for additional information on our Stock Compensation Plans.

[5]	The compensation reported represents Company matching contributions to the Company 401(k) Plan and Company contributions to the Profit Sharing Plan.

Grants of Plan Based Award
     The following table presents information about stock options granted to executive officers (of the Company and/or Citizens Bank) in 2009 and information about options held by such officers as of December 31, 2009:

			All Other stock	Exercise or Base
		All Other Option Awards:	Awards:	Price of Option	Grant Date Fair
		Number of Securities	Number of Shares of	Awards	Value of Stock and
Name	Grant Date	Underlying Options (#) [1]	Stock or Units (#)	($/Sh)	Option Awards
(a)	(b)	(c)	(d)	(e)	(f)
Tony J. Sorcic President and Chief Executive Officer	12/31/09	—	—	0	0
James B. Miller Executive Vice President	12/31/09	—	500	0	$4,970
Todd D. Fanning Senior Vice President & CFO/Treasurer	12/31/09	—	500	0	$4,970
Patrick B. Murray Senior Vice President — Citizens Financial Advisors	12/31/09	—	500	0	$4,970
Jacqualyn L. Karlosky Senior Vice President — Consumer Banking	12/31/09	—	500	0	$4,970

[1]	They were not eligible for awards

[2]	The stock awards vest 0% in year one, 66 2/3% in year two, and 33 1/3% in year three, subject to restrictions of the TARP Capital Purchase Program.
Outstanding Equity Awards at Fiscal Year-End

Option Awards							Stock Awards
	Number
	of		Number of
	Securities		Securities				Number of	Market Value of
	Underlying		Underlying				Shares or Units	Shares or Units
	Unexercised Options		Unexercised Options		Option Exercise		of Stock That	of Stock That
	Exercisable		Un-exercisable		Price	Option Expiration	Have Not Vested	Have Not Vested
Name	(#)		(#)		($)	Date	(#)	($)
(a)	(b)		(c)		(d)	(e)	(f)	(g)
Tony J. Sorcic	20,000	[1]			$28.56	12/31/13
President and Chief Executive Officer	20,000	[1]			$28.83	12/31/14
	20,000	[1]			$33.25	12/31/15
	20,000	[1]			$32.55	12/31/16
			20,000	[2]	$24.84	12/31/17
			20,000	[3]	$22.57	12/31/18
James B. Miller	734	[1]			$11.94	12/26/10
Executive Vice President	2,000	[1]			$16.21	12/31/11
	4,000	[1]			$21.15	12/31/12
	4,000	[1]			$28.56	12/31/13
	4,000	[1]			$28.83	12/31/14
	3,000	[1]			$33.25	12/31/15
	3,000	[1]			$32.55	12/31/16
			3,000	[2]	$24.84	12/31/17
			5,000	[3]	$22.57	12/31/18
							500	$4,970	[4]
Todd D. Fanning	533	[1]			$28.56	12/31/13
Senior Vice President & CFO/Treasurer	1,200	[1]			$28.83	12/31/14
	2,000	[1]			$33.25	12/31/15
	2,000	[1]			$32.55	12/31/16
			2,000	[2]	$24.84	12/31/17
			2,000	[3]	$22.57	12/31/18
							500	$4,970	[4]
Patrick B. Murray	1,000	[1]			$28.83	12/31/14
Senior Vice President — Citizens Financial Advisors	2,000	[1]			$33.25	12/31/15
	2,000	[1]			$32.55	12/31/16
			2,000	[2]	$24.84	12/31/17
			2,000	[3]	$22.57	12/31/18
							500	$4,970	[4]
Jacqualyn L. Karlosky	2,000	[1]			$28.56	12/31/13
Senior Vice President — Consumer Banking	2,000	[1]			$28.83	12/31/14
	2,000	[1]			$33.25	12/31/15
	2,000	[1]			$32.55	12/31/16
			2,000	[2]	$24.84	12/31/17
			2,000	[3]	$22.57	12/31/18
							500	$4,970	[4]

[1]	Stock Options are fully vested.

[2]	Stock Options vest at a rate of 33 1/3% per year, with vesting dates of 12/31/08, 12/31/09, 12/31/10

[3]	Stock Options vest at a rate of 33 1/3% per year, with vesting dates of 12/31/09, 12/31/10, 12/31/11

[4]	The stock awards vest 0% in year one, 66 2/3% in year two, and 33 1/3% in year three, subject to restrictions of the TARP Capital Purchase Program.

Option Exercised and Stock Vested

	Option Awards		Stock Awards
Number of
Shares
	Acquired	Value Realized	Number of Shares	Value Realized
	on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Tony J. Sorcic President & Chief Executive Officer	—	—	—	—
James B. Miller Executive Vice President	—	—	—	—
Todd D. Fanning Senior Vice President & CFO/Treasurer	—	—	—	—
Patrick B. Murray Senior Vice President — Citizens Financial Advisors	—	—	—	—
Jacqualyn L. Karlosky Senior Vice President — Consumer Banking	—	—	—	—
Deferred Compensation Plans
     Mr. Sorcic participates in the Princeton National Bancorp, Inc. Deferred Compensation Plan and the Princeton National Bancorp, Inc. 2005 Deferred Compensation Plan. Except as indicated below, the terms of these plans are substantially identical.
     Under the plans, prior to the beginning of each calendar year, Mr. Sorcic may elect to defer the receipt of all or part of his compensation otherwise payable to him for the forthcoming calendar year. The plans provide that amounts Mr. Sorcic defers are credited with earnings at the prime rate minus one and one-half percent, adjusted annually, as reported in the Wall Street Journal. Effective January 1, 2009, the crediting rate under the 2005 plan will be the greater of the prime rate minus one and one-half percent or 4%.
     Effective January 1, 2009, the Company and Mr. Sorcic agreed to amendments to Mr. Sorcic’s employment agreement providing for an annual allocation to Mr. Sorcic’s account in the plan. On January 1, 2009 and January 1, 2010 the Company credited $25,000 to Mr. Sorcic’s discretionary contributions account in the plan. Mr. Sorcic became vested in such contributions at the rate of 20% per year beginning January 1, 2010. Due to Mr. Sorcic’s retirement from the Company on February 1, 2010, Mr. Sorcic shall only be vested in 20% of the $25,000 allocations to his account on January 1, 2009 and January 1, 2010.
     The vested contributions described above and any earnings thereon shall be paid to Mr. Sorcic in 5 substantially equal installments, with the first installment being paid on the date Mr. Sorcic attains age 61 (i.e., June 3, 2014) and the remaining four installments being paid on each June 3rd of the following four years. The contributions described above shall otherwise be made and administered in accordance with the terms and conditions of the plan.
     Amounts under the plans are generally payable to Mr. Sorcic upon the earliest of (i) the date his employment terminates; (ii) his death; (iii) his total and permanent disability; or (iv) the date of a change in control of the Company or Citizens First National Bank. Under the 2005 plan, if Mr. Sorcic is considered a specified employee under applicable provisions of the federal tax laws, a distribution following Mr. Sorcic’s termination of employment may not occur until 6 months following the date of that termination. As of December 31, 2009, Mr. Sorcic would be considered a specified employee. In addition, Mr. Sorcic may elect to be paid all or a portion of his plan benefits upon an unforeseeable financial emergency, but only to the extent that the payment is necessary to relieve that emergency.

     Amounts payable under the plans are paid either in a lump sum or ten substantially equal payments. Mr. Sorcic may change the form of benefit or waive the payment of plan accounts upon a change in control and elect to receive payments on the next payment date under the plans, provided that he makes the election in the calendar year preceding and at least 90 days prior to the change in control. However, under the 2005 plan, a change in the form of benefit or a waiver of payment upon a change in control would generally require a five-year delay in the first scheduled payment under the plans.
     Under the plans, the events that are deemed to constitute a change in control are substantially similar to the events that constitute a change in control under the employment agreement between the Company and Mr. Sorcic, except that under the 2005 plan, a change in ownership of 30% of the Company’s voting stock is required before a change in control will be deemed to occur. See descriptions of potential post-termination payments which are disclosed in the section titled Other Potential Post-Employment Payments.
Non-qualified Deferred Compensation

	Executive		Registrant			Aggregate
	Contributions		Contributions		Aggregate Earnings	Withdrawals/	Aggregate Balance
	in Last FY		in Last FY		in Last FY	Distributions	at Last FYE
Name	($)		($)		($)	($)	($)
(a)	(b)		(c)		(d)	(e)	(f)
Tony J. Sorcic	$25,000	[1]	$25,000	[2]	$9,027	—	$256,381
President & Chief Executive Officer

[1]	Mr. Sorcic deferred the payment of $25,000 of his base salary under the terms and conditions of the Princeton National Bancorp, Inc. 2005 Deferred Compensation Plan. The amount reported in column b is also reported in column c of the Summary Compensation Table and does not represent additional compensation.
Other Potential Post-Employment Payments
     Our Executive Officers have built the Company into the successful enterprise it is today, and we believe it is important to protect them in the event of a change in control, a termination of the Executive’s employment by the Company without cause or by the Executive for good reason, the Executive’s death or the Executive’s disability. Further, it is our belief the interests of stockholders will be best served if the interests of our Senior Management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of Executive Officers to pursue potential change in control transactions that may be in the best interests of stockholders. The cash component of any post-termination payment is paid in a single, lump sum and is based upon a multiple of base salary.
     The following paragraphs describe the post-termination benefits payable to Mr. Ogaard and Mr. Miller. During the period that the U.S. Treasury holds preferred stock of the Company pursuant to the TARP Capital Purchase Program, the Company may be prohibited or restricted from making the payments to Mr. Ogaard and Mr. Miller as described in this section.
     A post-termination benefit is payable to Mr. Ogaard if, during the term of his employment agreement, the Company or Citizens Bank terminates his employment without cause, Mr. Ogaard terminates his employment for good reason or the Company or Citizens Bank terminates Mr. Ogaard’s employment within the twelve month period following the change in control. Under any of these circumstances, Mr. Ogaard would be entitled to receive a lump sum payment payable within 30 days following the date on which his employment terminates equal to the greater of his monthly salary times twelve or the salary payable for the balance of the term of his employment agreement. For the longer of twelve months or the period remaining in his employment agreement, Mr. Ogaard also would be entitled to receive all benefits accrued under any incentive and retirement plan of the Company, and he and his dependents would continue to be covered by all welfare plans of the Company. In addition, in the event of a change in control of the Company, all outstanding stock options and restricted stock awards would become fully and immediately exercisable. At December 31, 2009, had Mr. Ogaard’s employment with the Company or the Bank terminated under one of the circumstances described above, Mr. Ogaard would have been entitled to receive $300,000 in base salary and $10,099 representing the present value of continued welfare benefit plan participation described above.
     If Mr. Ogaard dies during the term of his employment agreement, Mr. Ogaard’s spouse and other dependents would continue participation in the Company’s welfare benefit plans on the same terms as they would have been provided if Mr. Ogaard were an active employee and for a period of twelve months following Mr. Ogaard’s death.
     If Mr. Ogaard’s employment terminates due to his disability, the Company will continue to pay his base salary from the date of disability until Mr. Ogaard is eligible to receive benefit payments under the Bank’s disability plan. During the period Mr. Ogaard is eligible to receive disability benefits under the Bank’s disability plan, Mr. Ogaard will remain eligible to participate in the Company’s welfare benefit plans. Base salary continuation payments are reduced by disability benefits paid to Mr. Ogaard and cease upon the cessation of disability, except salary will be paid for an additional twelve months if neither the Company nor the Bank offer Mr. Ogaard re-employment in the same position he held prior to his disability.
     A post-termination benefit is payable to Mr. Miller if, during the term of his employment agreement, the Company or Citizens Bank terminates his employment without cause, Mr. Miller terminates his employment for good reason or the Company or Citizens Bank terminates Mr. Miller’s employment within the twenty-four month period following the change in control. Under any of these circumstances, Mr. Miller would be entitled to receive a lump sum payment payable within 30 days following the date on which his employment terminates equal to the greater of his monthly salary times eighteen or the salary payable for the balance of the term of his employment agreement. For the longer of eighteen months or the period remaining in his employment agreement, Mr. Miller also would be entitled to receive all benefits accrued under any incentive and retirement plan of the Company and he and his dependents would continue to be covered by all welfare plans of the Company. In addition, all outstanding stock options would become fully and immediately exercisable. At December 31, 2009, had Mr. Miller’s employment with the Company or the Bank terminated under one of the circumstances described above, Mr. Miller would have been entitled to receive $276,861 (reflects eighteen months) in base salary and $7,153 representing the present value of continued welfare benefit plan participation described above.
     If Mr. Miller dies during the term of his employment agreement, for a period of 12 months from the date of death, Mr. Miller’s spouse and other dependents would continue participation in the Company’s welfare benefit plans on the same terms as they would have been provided if Mr. Miller were an active employee, and for the period of twenty-four months following the first anniversary of Mr. Miller’s death, Mr. Miller’s spouse and other dependents would continue participation in the Company’s welfare benefit plans on the same terms as would have been provided if Mr. Miller were a retiree of the Company or the Bank.
     If Mr. Miller’s employment terminates due to his disability, the Company will continue to pay his base salary from the date of disability until Mr. Miller is eligible to receive benefit payments under the Bank’s disability plan. During the period base salary payments continue, Mr. Miller will remain eligible to participate in the Company’s welfare benefit plans. Base salary continuation payments are reduced by disability benefits paid to Mr. Miller and cease upon the cessation of disability, except salary will be paid for an additional twelve months if neither the

Company nor the Bank offer Mr. Miller re-employment in the same position he held prior to his disability.
     A change in control is deemed to occur (i) upon the acquisition by any individual, entity or group of beneficial ownership of more than 25% of the Company’s voting stock; (ii) upon the commencement of a tender offer or an exchange offer for more than 20% of the Company’s outstanding voting stock; (iii) upon a merger or consolidation of the Company after which the Company’s stockholders immediately prior to the merger hold less than 25% of the voting stock of the surviving corporation; (iv) upon a transfer of 25% or more of the Company’s voting stock or substantially all of the property of Company, other than to an entity of which the Company owns at least 50% of the voting stock; (v) upon a merger or consolidation of the Bank after which the Bank’s stockholders immediately prior to the merger hold less than 25% of the voting stock of the surviving corporation; or (vi) upon a transfer of 25% or more of the Bank’s voting stock or substantially all of the property of the Bank, other than to an entity of which the Bank owns at least 50% of the voting stock.
     For purposes of determining Mr. Ogaard’s and Mr. Miller’s rights to severance benefits upon their voluntary termination of employment, good reason is deemed to exist if Mr. Ogaard or Mr. Miller terminates his employment because, without his express written consent, (i) the Company breaches any of the terms of his employment agreement, (ii) he is assigned duties materially inconsistent with the duties and responsibilities stated in the by-laws of the Company and the Bank for his positions, (iii) the duties and responsibilities for the office held by Mr. Ogaard or Mr. Miller as stated in the by-laws of the Company and the Bank, respectively, are amended to be materially inconsistent with the duties and responsibilities that would typically be expected of that office; or (iv) the Company or the Bank changes by 50 miles or more the principal location in which Mr. Ogaard or Mr. Miller is required to perform services. Upon the occurrence of any event referenced in (i) through (iv) above, Mr. Ogaard and Mr. Miller shall, within 90 days of such occurrence, provide the Company notice of the existence of the condition. Upon receiving notice, the Company shall have no more than 30 days to remedy the condition. Mr. Ogaard shall have six months and Mr. Miller shall have two years from the date of the initial existence of one of the above events to terminate his employment under this section.
Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2009 with management. Based on the review and discussions, the Compensation Committee recommended to the board of directors that the CD&A be included in the Company’s annual report on Form 10-K for the year ended December 31, 2009 and the Company’s 2010 proxy statement for filing with the SEC.
     The committee certifies that:
(1)	It has reviewed with senior risk officers the senior executive officer (“SEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Princeton National Bancorp, Inc.;

(2)	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Princeton National Bancorp, Inc.; and

(3)	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Princeton National Bancorp, Inc. to enhance compensation of any employee.

Our SEO and Employee Compensation Plans.

The Company’s SEO compensation plans are:

(1)	the employment agreements that we have with our senior executive officers, as described in greater detail later in this proxy statement;

(2)	the Princeton National Bancorp, Inc. Stock Option Plan, the Princeton National Bancorp, Inc. 2003 Stock Option Plan and the Princeton National Bancorp, Inc. 2007 Stock Compensation Plan;

(3)	the Princeton National Bancorp, Inc. Management Incentive Compensation Plan;

(4)	the Princeton National Bancorp, Inc. Deferred Compensation Plan and the Princeton National Bancorp, Inc. 2005 Deferred Compensation Plan;

(5)	the Citizens First National Bank Defined Contribution Plan and Trust, group health, dental, life, short and long-term disability insurance and flexible spending account plans; and

(6)	the Princeton National Bancorp, Inc. Employee Stock Purchase plan.
     Our employee compensation plans, as defined in the U.S. Treasury’s Interim Final Rule issued by the U.S. Treasury under the TARP Capital Purchase Program, include all of the SEO compensation plans set forth above, with the exception of the employment agreements.
     Modifications to our SEO and Employee Compensation Plans which Discourage Manipulation of Reported Earnings and Unnecessary and Excessive Risk Taking. The SEO compensation plans and employee compensation plans are modified by (1) Omnibus Agreements entered into with the senior executive officers; and (2) Waivers signed by the senior executive officers.
     Among other things, the Omnibus Agreements provide that:
(1)	Any bonus or incentive compensation paid to the executive during the period that the U.S. Treasury owns the TARP securities will be subject to recovery or “clawback” by the Company or its affiliates if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, all within the meaning of Section 111(b) of the EESA and the CPP Guidance; and

(2)	In the event that the Compensation Committee of the Board of Directors of the Company determines that any incentive compensation arrangement pursuant to which the executive is or may be entitled to a payment encourages the executive to take unnecessary and excessive risks that threaten the value of the financial institution within the meaning of §30.9 Q-4 of 31 C.F.R. Part 30, the Committee, on behalf of the Company, shall take such action as is necessary to amend such incentive compensation arrangements to eliminate such encouragement, and the executive’s incentive compensation will be determined pursuant to such amended arrangements.
     The Waivers voluntarily waive any claim against the Company for any changes to their compensation or benefits, as required to comply with regulations.

     In addition, the Compensation Committee of the Board of Directors of the Company is cognizant of Section 111(b)(3)(D) of EESA, as amended, which expressly prohibits the Company from paying or accruing any bonus, retention award or incentive compensation during the period in which any obligation arising from financial assistance provided under TARP remains outstanding, with certain exceptions (including long-term restricted stock pursuant to specified conditions).
     Our Code of Ethics and our Employment Agreements. Our employment agreements with our senior executive officers contain terms which provide that the agreement may be terminated “for cause” for, among other things, the engaging in illegal conduct, acts or omissions constituting dishonesty, willful misconduct, breach of fiduciary obligation or intentional wrongdoing or malfeasance that results in harm to the business, operations, reputation or property of the Company or the Bank or any conduct in the course of employment that the Company determines to constitute a violation of law or Bank policy or exposes the Company or the Bank to liability under the laws of the United States or the State of Illinois.
     In addition to the terms of our employment agreements, the Company has a detailed Code of Ethics which expressly prohibits, among other things, providing materially false or misleading financial information, dishonesty and fraud. Violations of the Code of Ethics may result in disciplinary action up to and including immediate termination of employment.
     Our Compensation Philosophy and Practices. In addition to the various agreements that we have with our executive officers, the modifications to those agreements as described immediately above and our Code of Ethics, all of which have the effect of discouraging unnecessary and excessive risk-taking and the manipulation of reported earnings, our compensation philosophy and practices also serve to further these objectives. The discussions that appear under the captions “Objectives of Compensation Program,” “Incentives,” “Equity Compensation,” and “Executive Compensation,” under our Compensation Discussion and Analysis are hereby incorporated by reference.
     Conclusion. As a result of the foregoing, the Compensation Committee of the Board of Directors of the Company believes that our SEO compensation plans do not encourage our senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. In addition, the Compensation Committee of the Board of Directors of the Company believes that our employee compensation plans do not encourage the manipulation of reported earnings to enhance the compensation of any Company or Bank employee.
THE COMPENSATION COMMITTEE

Donald E. Grubb, Chairman Craig O. Wesner	Stephen W. Samet	Daryl Becker
Compensation Committee Interlocks and Insider Participation
     No member of the Compensation Committee is a current or former employee of the Company or any of its subsidiaries. No member of the Compensation Committee had any relationship with the Company which would have required disclosure in this Proxy Statement under the caption “Certain Transactions.” No Executive Officer of the Company served on the Compensation Committee or as a director of any other entity whose Executive Officer(s) served on the Company’s Compensation Committee or Board.

AUDIT COMMITTEE REPORT
     The Company’s Audit Committee is currently comprised of four directors (Messrs. Becker, Bruce, Grubb and Samet). Each of the members of the Audit Committee is independent under the definition contained in Rule 5605(a) (2) of NASDAQ’s listing standards. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at http://www.pnbc-inc.com.
     In connection with the audited consolidated financial statements contained in the Company’s 2009 Annual Report on Form 10-K for the fiscal year ended December 31, 2009, the Audit Committee reviewed and discussed the audited financial statements with management and BKD, LLP. The Audit Committee discussed with BKD, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Volume 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has also received written disclosures from BKD, LLP required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with them their independence.
     Based on the review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
  THE AUDIT COMMITTEE

Daryl Becker	Gary C. Bruce	Donald E. Grubb	Stephen W. Samet

  AUDIT AND NON-AUDIT FEES
     The following table presents fees for professional audit services rendered by BKD, LLP for the audit of the Company’s consolidated financial statements for 2009 and 2008, and fees billed for other services rendered by BKD, LLP:

	2009	2008
Audit Fees (1)	$212,500	$195,150
Audit-related fees (2)	$13,500	$16,000
Audit and audit-related fees	$226,000	$211,150
Tax fees		—
All other fees (3)	$9,480	—
Total fees	$235,480	$211,150

(1)	Audit fees include those necessary to perform the annual audit and quarterly reviews of the Company’s consolidated financial statements. In addition, audit fees include audit or other attest services required by statute or regulation, such as consents, reviews of SEC filings and audits of internal control over financial reporting.

(2)	Audit-related fees consist principally of fees for recurring and required financial statement audits of the Company’s employee benefit plan and other attest services not required by statute or regulation.

(3)	All other fees are related to miscellaneous other SEC filings.
     In accordance with Section 10A(i) of the Exchange Act, before BKD, LLP is engaged to render audit or non-audit services, the engagement is approved by the Audit Committee. None of the audit-related or other services described in the table above were approved by the Audit Committee, pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.
     The Audit Committee of the Board of Directors of the Company considers that the provision of the services referenced above to the Company is compatible with maintaining independence of BKD, LLP. Representatives of BKD, LLP are expected to attend the Annual Meeting and will be available to respond to appropriate questions or to make a statement if they desire to do so.
AUDIT COMMITTEE FINANCIAL EXPERT
     While the Board of Directors endorses the effectiveness of the Company’s Audit Committee, its membership does not include a director who qualifies for designation as an “audit committee financial expert” — a concept under federal regulation that contemplates such designation only when an audit committee member satisfies all five qualification requirements, such as experience (or “experience actively supervising” others engaged in) preparing, auditing, analyzing or evaluating financial statements presenting a level of accounting complexity comparable to what is encountered in connection with our Company’s financial statements.

CERTAIN TRANSACTIONS
     Several of the Company’s directors and their affiliates, including corporations and firms of which they are officers or in which they or members of their families have an ownership interest, are customers of Citizens Bank. These persons, corporations and firms have had transactions in the ordinary course of business with Citizens Bank, including borrowings of material amounts, all of which, in the opinion of management, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectibility or present other unfavorable features. It is the policy of Citizens Bank not to extend credit to Executive Officers thereof. For any potential related party transaction that would require disclosure pursuant to Item 404(a) of Regulation S-K, the details of the potential transaction are to be submitted in written form to the Audit Committee for review and approval prior to commitment.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Based solely upon its review of Forms 3, 4 and 5 and any amendment thereto furnished to the Company pursuant to Rule 16a-3(e) of the Securities Exchange Act of 1934, as amended, and written representations from the Directors and Executive Officers that no other reports were required, the Company is not aware of any Director, Officer or beneficial holder of 10% of its Common Stock that failed to file any such reports on a timely basis during 2009, except Director Ernat filed one report with respect to one transaction three days late.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     As of February 26, 2010, there were no persons or groups who are known to the Company to be the beneficial owners of more than 5% of the Common Stock
ANNUAL MEETING TO BE HELD IN 2011
     Any stockholder who intends to present a proposal (a “Proponent”) at next year’s Annual Meeting of Stockholders to be held in 2011 must submit the proposal in writing to the Company on or before November 29, 2010, in order for the proposal to be eligible for inclusion in the Company’s proxy statement and form of proxy for that meeting, pursuant to Rule 14A-8.
     In addition, pursuant to Rule 14a-4 of Regulation 14A under the Securities Exchange Act of 1934 and the Company’s Bylaws, a stockholder must follow certain procedures to nominate persons for Director or to introduce an item of business outside of Rule 14A-8 at an Annual Meeting of Stockholders. The nomination or proposed item must be delivered to, or mailed to, and received no later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the anniversary of the mailing date of the proxy statement for the preceding year’s annual meeting. The Chairman of the meeting may refuse to allow the transaction of any business not presented beforehand or to acknowledge the nomination of any person not made in compliance with the following procedures:
Proposed Item of Business
     If the notice is regarding a proposed item of business, such stockholder’s notice to the Corporate Secretary of the Company must contain the following information:
     As to any business the stockholder proposes to bring before the annual meeting,
•	a brief description of the business desired to be brought;

•	the reasons for conducting such business at the annual meeting;

•	any material interest of the stockholder in such business and the beneficial owner, if any, on whose behalf the proposal is made;

•	the name and address of both the stockholder and the beneficial owner; and

•	the class and number of shares of the Company’s capital stock that are owned beneficially and of record by the stockholder and the beneficial owner.
Nomination of Director
     If the notice is regarding the nomination of a person for Director, such stockholder’s notice to the Corporate Secretary of the Company must contain the following information:
     As to each person whom the stockholder proposes to nominate for election as a Director,
•	name, age, business address and residential address;

•	principal occupation or employment;

•	class and number of shares of Company stock beneficially-owned on the date of the notice; and

•	any other information relating to the nominee that would be required to be disclosed on Schedule 13D under the Securities and Exchange Act of 1934.
     As to the stockholder giving the notice,
•	name and address of stockholder, and name, business and residential address of any other beneficial stockholders known by the stockholder to support the nominee; and

•	class and number of shares of Company stock owned by the stockholder on the date of the notice, and the number of shares beneficially-owned by other record or beneficial stockholders known by the stockholder to be supporting the nominee.
OTHER MATTERS
     Management of the Company does not intend to present any other matters for action at the annual meeting and has not been informed that other persons intend to present any other matters for action at the meeting. However, if any other matters should properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon, pursuant to the proxy, in accordance with the recommendation of the management of the Company.
PROXY AVAILABILITY
     Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 27, 2010:
     The proxy statement and annual report to shareholders are available at our website at www.pnbc-inc.com.

By Order of the Board of Directors,

Lou Ann Birkey
Vice President — Investor Relations
& Corporate Secretary
March 29, 2010

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF STOCKHOLDERS
April 27, 2010
- Please vote, sign, and return immediately -
     The undersigned hereby appoints Messrs. Lawrence DeVore, James Smith, and John Isaacson, or any of them, as the attorneys and proxies of the undersigned, with full power of substitution, to represent and vote all shares of common stock of Princeton National Bancorp, Inc. (the “Company”), standing in the name of the undersigned at the close of business on February 26, 2010, at the Annual Meeting of Stockholders of the Company to be held at The Galleria Convention Center, 1659 North Main Street, Princeton, Illinois, at 10:00 a.m., on Tuesday, April 27, 2010 or at any adjournment or postponement thereof, with all the powers that the undersigned would possess if personally present, on all matters coming before said meeting, as follows:
1: Election of directors

	FOR	WITHHELD	FOR ALL EXCEPT
Sharon L. Covert	☐	☐	☐
Mark Janko	☐	☐	☐
Willard Lee	☐	☐	☐
Stephen W. Samet	☐	☐	☐
2: To approve the following advisory (non-binding) proposal:

	FOR	AGAINST	ABSTAIN
PROPOSAL TO APPROVE, IN AN ADVISORY (NON-BINDING) VOTE, THE COMPENSATION OF EXECUTIVES DISCLOSED IN THE PROXY STATEMENT	☐	☐	☐

3: Ratification of the Outside Auditors:

	FOR	AGAINST	ABSTAIN
PROPOSAL TO RATIFY THE APPOINTMENT OF BKD, LLP	☐	☐	☐
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ABOVE PROPOSALS.
4: In their discretion, upon such other matters as may properly come before the Annual Meeting.
     If no instructions are indicated, this proxy will be voted “FOR” the election of all nominees named in the Proxy Statement and “FOR” the approval of the proposals described in the Proxy Statement.

The stockholder’s signature should be exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
     Please vote, date and sign this proxy and return it in the enclosed envelope. When signing as an executor, administrator, trustee, guardian, custodian, corporate officer or in any capacity other than individually, give your full title as such. If stock is held jointly, each joint owner should sign this proxy.

(Date)

(Shareholder’s Signature)

(Capacity, if other than individually)

(Shareholder’s Signature)

(Capacity, if other than individually)
PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR
PROXY CARD IN POSTAGE PAID ENVELOPE PROVIDED
The signer hereby revokes all proxies, if any, previously given by the signer to vote at the meeting or any adjournment of the meeting.